Exhibit 10.29

EXECUTION

SECOND AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

(Edward M. Murphy)

THIS EMPLOYMENT AGREEMENT (“Agreement”), originally made as of June 29, 2006 (the “2006 Agreement”) and first amended and restated effective January 1, 2009 (the “2009 Agreement”), is hereby further amended and restated dated December 16, 2013 and effective January 1, 2014 (the “Effective Date”) by and between Edward M. Murphy (“Officer”), and National Mentor Holdings, Inc., a Delaware corporation (“Employer”).

WHEREAS, Officer has been employed by Employer in the role of Chief Executive Officer; and

WHEREAS, effective as of the Effective Date, Officer will resign his position as Chief Executive Officer of Employer and assume the position of Executive Chair of the board of directors of Employer (the “Board”) and the parties hereto have agreed to enter into this Agreement, which shall supersede the 2009 Agreement as set forth in Section 18 hereof, and which shall govern the rights and obligations of the parties, in each case as of the Effective Date.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained in this Agreement, the parties agree as follows:

STATEMENT OF AGREEMENT

1. Employment. Employer agrees to continue to employ Officer (which employment shall be in the position of Executive Chair of the Board rather than as Chief Executive Officer of Employer), and Officer accepts such employment in accordance with the terms of this Agreement, for an initial term of one year commencing on the Effective Date and, unless terminated earlier in accordance with the terms of this Agreement, ending on the first anniversary of the Effective Date. After the initial term has expired, this Agreement will renew automatically on the anniversary date of each year for a one year term. If either party desires not to renew the Agreement, they must provide the other party with written notice of their intent not to renew the Agreement at least sixty (60) days prior to the next anniversary date.

2. Position and Duties of Officer. Officer will serve as Executive Chair of the Board. Officer agrees to serve in such position, or in such other positions of a similar status or level as the Board determines from time to time, and to perform the commensurate duties that the Board may assign from time to time to Officer until the expiration of the term or such time as Officer’s employment with Employer is terminated pursuant to this Agreement.

3. Time Devoted and Location of Officer.

(a) Subject to Section 3(c), Officer will devote his full business time and energy to the business affairs and interests of Employer, and will use his reasonable best efforts and abilities to promote Employer’s interests. Officer agrees that he will diligently endeavor to perform services contemplated by this Agreement in a manner consistent with his position and in accordance with the policies established by the Employer and provided to Officer from time to time.

(b) Officer’s primary business office and normal place of work will be located in Boston, Massachusetts.

(c) Officer may serve as an officer, director, agent or employee of any direct or indirect subsidiary or other affiliate of Employer, but may not serve as an officer, director, agent or employee of any other business enterprise without the written approval of the Board; provided, that Officer may serve in any capacity with any civic, educational or charitable organization, or any governmental entity or trade association, without seeking or obtaining such written approval of the Board, if such activities and services do not materially interfere or conflict with the performance of Officer’s duties under this Agreement.

4. Compensation.

(a) Base Salary. Employer will pay Officer a base salary in the amount of $400,000 per year (the “Base Salary”), which amount will be paid in accordance with Employer’s normal payroll schedule less appropriate withholdings for federal and state taxes and other deductions authorized by Officer. Such salary will be subject to review and adjustment by Employer from time to time.

(b) Bonuses. Employer shall establish a bonus plan for each fiscal year (the “Plan”) pursuant to which Officer will be eligible to receive an annual bonus (the “Bonus”). The Board or the Compensation Committee of the Board will administer the Plan and establish performance objectives for each year in consultation with Officer. In the event that Employer achieves target based on actual performance, Officer shall be entitled to receive a Bonus in an amount equal to no less than Officer’s Base Salary. The Bonus shall be paid to the Officer in a single lump sum no later than March 15th of the calendar year following the calendar year in which the applicable fiscal year ended.

(c) Benefits. Officer will be eligible to participate in all benefit plans to the same extent as they are made available to other senior Officers of Employer. Officer will receive separate information detailing the terms of the benefit plans and the terms of such plans will control. Officer also will be eligible to participate in any annual incentive plan applicable to Officer by its terms.

5. Expenses. During the term of this Agreement, Employer will reimburse Officer promptly for all reasonable travel, entertainment, parking, business meetings and similar expenditures in pursuance and furtherance of Employer’s business upon receipt of reasonably supporting documentation as required by Employer’s policies applicable to its officers and employees generally. For all purposes of this Agreement, (including without limitation under this Section 5), any expense reimbursements made (or any in-kind benefits provided) to Officer in any one calendar year shall not affect the amount that may be reimbursed in any other calendar year and a reimbursement or in-kind benefit (or right thereto) may not be exchanged or liquidated for another benefit or payment. Any reimbursement subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the rules and regulations thereunder, shall be made no later than the end of the calendar year following the calendar year in which Officer incurs such expense.

6. Termination.

(a) Termination Due to Resignation Without Good Reason, Termination with Cause, or Non-Renewal of Agreement by Officer. Except as otherwise set forth in this Agreement, this Agreement, Officer’s employment, and Officer’s rights to receive compensation and benefits from Employer, will terminate upon the occurrence of any of the following events: (i) the effective date of Officer’s resignation without “good reason” (as defined in Section 6(c) below); (ii) termination for “cause” at the discretion of Employer under any of the following circumstances: (A) the commission by the Officer of an act of fraud or embezzlement, (B) the indictment or conviction of the Officer for (x) a felony or (y) a crime involving moral turpitude or a plea by Officer of guilty or nolo contendere involving such a crime (to the extent such crime results in an adverse effect on the business or reputation of Employer), (C) the willful misconduct by the Officer in the performance of Officer’s duties, including any willful misrepresentation or willful concealment by Officer on any report submitted to Employer (or any of its securityholders or subsidiaries) that is other than de minimis, (D) the violation by Officer of a written Employer policy regarding substance abuse, sexual harassment, discrimination or any other material written policy of Employer regarding employment, (E) the willful failure of the Officer to render services to Employer or any of its subsidiaries in accordance with Officer’s employment which failure amounts to a material neglect of the Officer’s duties to Employer or any of its subsidiaries, (F) the failure of the Officer to comply with reasonable directives of the Board consistent with the Officer’s duties or (G) the material breach by Officer of any of the provisions of any agreement between Officer, on the one hand, and Employer or a securityholder or an affiliate of Employer, on the other hand. Notwithstanding the foregoing, with respect to clauses (C), (D), (E), (F) and (G) above, Officer’s termination of employment with Employer shall not be deemed to have been terminated for Cause unless and until (X) Officer has been provided written notice of Employer’s intention to terminate his employment for Cause and the specific facts relied on, (Y) Officer has been provided ten (10) business days from the receipt of such notice to cure any such conduct or omission giving rise to a termination for Cause, and (Z) Officer does not cure any such conduct or omission within such ten-day period; or (iii) the expiration of the term of the Agreement, if Officer notifies Employer of his non-renewal of the term of the Agreement (or an extension thereof) pursuant to the procedures set forth in Section 1 hereof.

Officer may resign his employment without “good reason” at any time by giving thirty (30) days written notice of resignation to Employer.

If Officer is terminated pursuant to this Section 6(a), Employer’s only remaining financial obligation to Officer under this Agreement will be to pay any earned but unpaid base salary, any earned but unpaid bonus for any completed full year prior to the year of such termination and accrued but unpaid vacation and reimbursable travel and entertainment expenses through the date of Officer’s termination (collectively, “Accrued Obligations”). Any Accrued Obligations attributable to earned but unpaid bonus shall be paid to the Officer in a single lump sum no later than March 15th of the calendar year following the calendar year in which the fiscal year in which the bonus was earned ended, and any other Accrued Obligations under this Section 6(a) shall be paid to the Officer no later than 90 days following his Separation from Service from the Employer (or at such earlier time as applicable law requires).

(b) Termination Without Cause or Non-Renewal of Agreement by Employer. Employer may terminate this Agreement without “cause” (as defined in Section 6(a)(ii) above) at any time by giving thirty (30) days prior written notice to Officer. If Employer terminates this Agreement without “cause”, Employer may direct Officer to cease providing services immediately. In addition, Employer may notify Officer of Employer’s non-renewal of the term of the Agreement (or an extension thereof) pursuant to the procedures set forth in Section 1 hereof, in which case the Agreement and Officer’s employment hereunder will cease as of the expiration of the term of the Agreement. If Employer terminates this Agreement without “cause”, or notifies Officer of non-renewal pursuant to Section 1 hereof, Employer shall:

(i) With respect to the Accrued Obligations, pay any earned but unpaid bonus to the Officer in a single lump sum no later than March 15th of the calendar year following the calendar year in which the fiscal year in which the bonus was earned ended, and pay all other Accrued Obligations to the Officer no later than 90 days following his Separation from Service from the Employer (or at such earlier time as applicable law requires);

(ii) Continue to pay Officer the Base Salary in effect at the time of his Separation from Service, in accordance with the Employer’s customary payroll practices, for a period of two years. Such payments shall begin on the payroll date next following the Officer’s Separation from Service;

(iii) Pay Officer an additional monthly amount equal to $2,000 in accordance with the Employer’s customary payroll practices, for a period of two years beginning on the date of the Officer’s Separation from Service;

(iv) On or before the last day of each of the two full calendar years following the date of the Officer’s Separation from Service, pay Officer an amount equal to Officer’s target annual bonus for the year in which such termination occurs; and

(v) Pay Officer a pro rata bonus for the year in which such termination occurs based on Employer’s actual performance as of the date of termination, such bonus to be paid in a single lump sum no later than March 15th of the calendar year following the calendar year in which the fiscal year in which the Officer’s Separation from Service occurred ended, provided, however that no such pro rata bonus will be paid if the Officer’s termination occurs in the first six months of such fiscal year.

No other benefits or compensation will be paid or provided to Officer if he is terminated pursuant to this Section 6(b) unless otherwise provided for in the terms of the applicable plan or agreement.

(c) Termination by Officer for Good Reason. Officer may terminate this Agreement, and his employment with Employer, for “good reason” upon the occurrence of any of the following: (i) a change by Employer in Officer’s title, duties and responsibilities which is materially inconsistent with Officer’s position in Employer, (ii) a material reduction in Officer’s annual base salary or annual bonus opportunity, provided that any reduction of up to ten percent (10%) of Officer’s salary or bonus opportunity (in effect on June 29, 2006) that is part of a plan to reduce compensation of comparably situated employees of Employer generally shall not be considered a “material reduction in Officer’s annual base salary or annual bonus opportunity” hereunder, (iii) a material breach by Employer of this Agreement, or (iv) the relocation of the Officer’s principal place of work from its current location to a location that is beyond a 50-mile radius of such current location. Notwithstanding anything to the contrary in the foregoing, (A) Officer shall only have “Good Reason” to terminate employment if Officer gives notice, in writing, to the Employer of the act or omission which is alleged to constitute “Good Reason” within 90 days of the initial occurrence thereof, and Employer fails to remedy such act or omission within thirty (30) days following Employer’s receipt of written notice from Officer specifying such act or omission and (B) for the avoidance of doubt, Officer’s resignation of his position as Chief Executive Officer of Employer and assumption of the position of Executive Chair of the Board as of the Effective Date shall not constitute “good reason” for purposes of this Agreement or any other agreement between Officer, on the one hand, and Employer or any of its affiliates, on the other hand.

If Officer terminates this Agreement for “good reason”, Employer shall

(i) With respect to the Accrued Obligations, pay any earned but unpaid bonus to the Officer in a single lump sum no later than March 15th of the calendar year following the calendar year in which the fiscal year in which the bonus was earned ended, and pay all other Accrued Obligations to the Officer no later than 90 days following his Separation from Service from the Employer (or at such earlier time as applicable law requires);

(ii) Continue to pay Officer the Base Salary in effect at the time of his Separation from Service, in accordance with the Employer’s customary payroll practices, for a period of two years. Such payments shall begin on the payroll date next following the Officer’s Separation from Service;

(iii) Pay Officer an additional monthly amount equal to $2,000 in accordance with the Employer’s customary payroll practices, for a period of two years beginning on the date of the Officer’s Separation from Service;

(iv) On or before the last day of each of the two full calendar years following the date of the Officer’s Separation from Service, pay Officer an amount equal to Officer’s target annual bonus for the year in which such termination occurs; and

(v) Pay Officer a pro rata bonus for the year in which such termination occurs based on Employer’s actual performance as of the date of termination, such bonus to be paid in a single lump sum no later than March 15th of the calendar year following the calendar year in which the fiscal year in which the Officer’s Separation from Service occurred ended, provided, however that no such pro rata bonus will be paid if the Officer’s termination occurs in the first six months of such fiscal year.

No other benefits or compensation will be paid or provided to Officer if he is terminated pursuant to this Section 6(c) unless otherwise provided for in the terms of the applicable plan or agreement.

(d) Automatic Termination. This Agreement will terminate automatically upon the death or permanent disability of Officer. Officer will be deemed to be “Disabled” or to suffer from a “Disability” within the meaning of this Agreement if(i) the Officer is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, (ii) the Officer is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Employer, or (iii) the Officer is determined to be totally disabled by the Social Security Administration. Subject to continuing coverage under applicable benefit plans, and except as otherwise provided in this Agreement or as may be required by law, if Officer is terminated pursuant to this Section 6(d), Employer’s only remaining financial obligation to Officer under this Agreement will be to pay Officer (or his beneficiary, as the case may be) (x) the Accrued Obligations and (y) a pro rata bonus for the year in which such termination occurs based on Employer’s actual performance, such bonus to be paid in a single lump sum no later than March 15th of the calendar year following the calendar year in which the fiscal year in which his Separation from Service from the Employer by reason of Disability or death occurred ended. With respect to the Accrued Obligations, Employer shall pay any earned but unpaid bonus to the Officer (or his beneficiary, as the case may be) in a single lump sum no later than March 15th of the calendar year following the calendar year in which the fiscal year in which the bonus was earned ended, and pay all other Accrued Obligations to the Officer no later than 90 days following his Separation from Service from the Employer by reason of death or Disability (or at such earlier date as applicable law requires).

(e) Effect of Termination. Except as otherwise provided for in this Agreement, upon termination of this Agreement, all rights and obligations under this Agreement will cease except for the rights and obligations under Sections 4 and 5 to the extent Officer has not been compensated or reimbursed for services performed prior to termination or has not been paid vacation and reimbursable travel and entertainment expenses accrued through the termination date (the amount of compensation to be prorated for the portion of the pay period prior to termination); the rights and obligations under Sections 7, 8 and 9; and all procedural and remedial provisions of this Agreement. A termination of this Agreement will constitute a termination of Officer’s employment with Employer.

(f) Separation from Service. Any termination of employment triggering payment of benefits under this Section 6 must constitute a Separation from Service within the meaning of Treas. Reg.§ 1.409A-1(h) (a “Separation from Service”) before distribution of such benefits can commence. For purposes of clarification, this paragraph shall not cause any forfeiture of benefits on the part of the Officer, but shall only act as a delay until such time as a Separation from Service occurs.

(g) Certain Delayed Payments. If any amount to be paid to Officer pursuant to this Section 6 as a result of Officer’s termination of employment is “deferred compensation” subject to Section 409A of the Code and the rules and regulations thereunder and if the Officer is a “Specified Employee” (as defined under Section 409A) as of the date of Officer’s termination of employment hereunder, then, to the extent necessary to avoid the imposition of excise taxes or other penalties under Section 409A of the Code, the payment of benefits, if any, scheduled to be paid by the Employer to Officer hereunder during the first six (6) month period following the date of a termination of employment hereunder shall not be paid until the date which is the first business day following the six-month anniversary of Officer’s termination of employment for any reason other than death. Any deferred compensation payments delayed in accordance with the terms of this paragraph shall be paid in a lump sum when paid.

7. Protection of Confidential Information/Non-Competition/Non-Solicitation.

Officer covenants and agrees as follows:

(a) Officer will not at any time (whether during or after Officer’s employment with Employer), other than in the ordinary course of performing services for Employer, (x) retain or use for the benefit, purposes or account of Officer or any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”); or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside Employer (other than its professional advisers who are bound by confidentiality obligations), any non-public, proprietary or confidential information obtained by Officer in connection with the commencement of Officer’s employment with Employer or at any time thereafter during the course of Officer’s employment with Employer-including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals-concerning the past, current or future business, activities and operations of Employer and/or any third party that has disclosed or provided any of the same to Employer on a confidential basis (provided that with respect to such third party Officer knows or reasonably should have known that the third party provided it to Employer on a confidential basis) (“Confidential Information”) without the prior written authorization of the Board; provided, however, that in any event Officer shall be permitted to disclose any Confidential Information reasonably necessary (i) to perform Officer’s duties while employed with Employer or (ii) in connection with any litigation or arbitration involving this or any other agreement entered into between Officer and Employer before, on or after the date of this Agreement in connection with any action or proceeding in respect thereof.

(b) “Confidential Information” shall not include any information that is (A) generally known to the industry or the public other than as a result of Officer’s breach of this covenant or any breach of other confidentiality obligations by third parties to the extent the Officer knows or reasonably should have known of such breach by such third parties; (B) made legitimately available to Officer by a third party (unless Officer knows or reasonably should have known that such third party has breached any confidentiality obligation); or (C) required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order Officer to disclose or make accessible any information; provided that, with respect to clause (C) Officer, except as otherwise prohibited by law or regulation, shall give prompt written notice to Employer of such requirement, disclose no more information than is so required, and shall reasonably cooperate with any attempts by Employer, at its sole cost, to obtain a protective order or similar treatment prior to making such disclosure.

(c) Except as required by law or otherwise set forth in Section 7(b) above, or unless or until publicly disclosed by Employer, Officer will not disclose to anyone, other than Officer’s immediate family and legal, tax or financial advisors, the material provisions of this Agreement; provided that Officer may disclose the provisions of this Agreement (A) to any prospective future employer provided they agree to maintain the confidentiality of such terms or (B) in connection with any litigation or arbitration involving this Agreement.

(d) Upon termination of Officer’s employment with Employer for any reason, Officer shall (A) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) if such property is owned or used by Employer; (B) immediately destroy, delete, or return to Employer, at Employer’s option, all originals and copies in any form or ‘medium (including memoranda, books, papers, plans, computer files, letters and other data) in Officer’s possession or control (including any of the foregoing stored or located in Officer’s office, home, laptop or other computer, whether or not Employer property) that contain Confidential Information or otherwise relate to the business of Employer, except that Officer may retain only those portions of any personal notes, notebooks and diaries that do not contain Confidential Information; and (C) notify and fully cooperate with Employer regarding the delivery or destruction of any other Confidential Information of which Officer is or becomes aware to the extent such information is in Officer’s possession or control. Notwithstanding anything elsewhere to the contrary, Officer shall be entitled to retain (and not destroy) information showing Officer’s compensation or relating to reimbursement of expenses that Officer reasonably believes is necessary for tax purposes and copies of plans, programs, policies and arrangements of, or other agreements with, Employer addressing Officer’s compensation or employment or termination thereof.

(e) During the term of Officer’s employment and during the two (2) years immediately following (x) the date of any termination of Officer’s employment with Employer by Employer with or without Cause and (y) if earlier than the date referenced in clause (x) hereof, the date that notice is given by Officer to Employer of Officer’s resignation from Employer for any reason (other than due to Officer’s death) (such period, the “Restricted Period”), Officer will not, directly or indirectly:

(A) engage in any business that competes, wholly or in part, as of the Relevant Date (as defined below), in the provision or sale of acquired brain injury services, therapeutic foster care, other foster care or other home or community-based healthcare, therapy, counseling or other educational or human services to people with special needs, or any other business that Employer is actively conducting or is actively considering conducting at the time of Officer’s termination of employment (so long as Officer knows or reasonably should have known about such plan(s)), in each case anywhere in the United States (a “Competitive Business”);

(B) enter the employ of, or render any services to, any Person (or any division or controlled or controlling affiliate of any Person) who or which is a Competitive Business as of the date Officer enters such employment or renders such services; or

(C) acquire a financial interest in, or otherwise become actively involved with, any Competitive Business which is a Competitive Business as of the date of such acquisition or involvement, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or officer.

(f) Notwithstanding the provisions of Section 7(e)(A), (B) or (C) above, nothing contained in Section 7(e) shall prohibit Officer from (A) investing, as a passive investor, in any publicly held company provided that Officer’s beneficial ownership of any class of such publicly held company’s securities does not exceed one percent (1%) of the outstanding securities of such class, (B) entering the employ of any academic institution or governmental or regulatory instrumentality of any country or any domestic or foreign state, county, city or political subdivision, or (C) providing services to a subsidiary or affiliate of an entity that controls a separate subsidiary or affiliate that is a Competitive Business, so long as the subsidiary or affiliate for which Officer may be providing services is not itself a Competitive Business and Officer is not, as an Officer of such subsidiary or affiliate, engaging in activities that would otherwise cause such subsidiary or affiliate to be deemed a Competitive Business.

(g) During the Restricted Period, Officer will not, whether on Officer’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly solicit or assist in soliciting the business of, in all such cases determined as of the Relevant Date (collectively, the “Clients”):

(A) with whom Officer had personal contact or dealings on behalf of Employer during the one-year period immediately preceding Officer’s termination of employment;

(B) with whom employees of Employer reporting to Officer have had personal contact on behalf of Employer and about such contacts the Officer was aware during the one-year period immediately preceding the Officer’s termination of employment; or

(C) with whom Officer had direct or indirect responsibility during the one- year period immediately preceding Officer’s termination of employment.

For purposes of this Section 7, the term “Relevant Date” shall mean, during the term of Officer’s employment, any date falling during such time, and, for the period of time during the Restricted Period that falls after the date of any termination of Officer’s employment with Employer, the effective date of termination of Officer’s employment with Employer.

(h) Non-Interference with Business Relationships. During the Restricted Period, Officer will not interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the date of this Agreement) between Employer, on the one hand, and any Client, customers, suppliers, partners, of Employer, on the other hand, in any such case determined as of the Relevant Date.

(i) During the term of Officer’s employment and during the Restricted Period, Officer will not, whether on Officer’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly (other than in the ordinary course of Officer’s employment with Employer on Employer’s behalf):

(A) solicit or encourage any employee of Employer to leave the employment of Employer; or

(B) hire any such employee who was employed by Employer as of the date of Officer’s termination of employment with Employer or who left the employment of Employer coincident with, or within one year prior to or after, the termination of Officer’s employment with Employer; or

(C) solicit or encourage to cease to work with Employer any Officer that Officer knows, or reasonably should have known, is then under contract with Employer.

(j) Employer may, with the prior written consent of the chair of the Compensation Committee of Employer, waive compliance with one or more of the covenants of Officer set forth in this Section 7 for the purpose of facilitating the negotiation of the acquisition of Employer by a third party. Such a waiver must be made in writing and executed by Employer and the chair of the Compensation Committee of Employer, and shall be effective only with respect to the acts specifically described therein

It is expressly understood and agreed that although Officer and Employer consider the restrictions contained in this Section 7 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Officer, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable (provided that in no event shall any such amendment broaden the time period or scope of any restriction herein). Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

8. Intellectual Property.

(a) If Officer has created, invented, designed, developed, contributed to or improved any inventions, intellectual property, discoveries, copyrightable subject matters or other similar work of intellectual property (including without limitation, research, reports, software, databases, systems or applications, presentations, textual works, content, or audiovisual materials) (“Works”), either alone or with third parties, prior to or during Officer’s prior and current employment with Employer, that are in connection with such employment (“Prior Works”), to the extent Officer has retained or does retain any right in such Prior Work, Officer hereby grants Employer a perpetual, non-exclusive, royalty-free, worldwide, assignable, sublicensable license under all rights and intellectual property rights (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) therein to the extent of Officer’s rights in such Prior Work for all purposes in connection with Employer’s current and future business.

(b) If Officer creates, invents, designs, develops, contributes to or improves any Works, either alone or with third parties, at any time during Officer’s employment by Employer and within the scope of such employment and/or with the use of any Employer resources (“Company Works”), Officer shall promptly and fully disclose same to Employer and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, and at Employer’s sole expense, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to Employer to the extent ownership of any such rights does not vest originally in Employer.

(c) Officer agrees to keep and maintain adequate and current written records (in the form of notes, sketches, drawings, and any other form or media requested by Employer) of all Company Works. The records will be available to and remain the sole property and intellectual property of Employer at all times.

(d) Officer shall take all requested actions and execute all requested documents (including any licenses or assignments required by a government contract) at Employer’s expense (but without further remuneration) to assist Employer in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of Employer’s rights in the Prior Works and Company Works as set forth in this Section 8. If Employer is unable for any other reason to secure Officer’s signature on any document for this purpose, then Officer hereby irrevocably designates and appoints Employer and its duly authorized officers and agents as Officer’s agent and attorney in fact, to act for and in Officer’s behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.

(e) Except as may otherwise be required under Section 4(a) above, Officer shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with Employer any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party which Officer knows or reasonably should have known is confidential, proprietary or non-public information or intellectual property of such third party without the prior written permission of such third party. Officer hereby indemnifies, holds harmless and agrees to defend Employer and its officers, directors, partners, Officers, agents and representatives from any breach of the foregoing covenant. Officer shall comply with all relevant policies and guidelines of Employer, including regarding the protection of confidential information and intellectual property and potential conflicts of interest. Officer acknowledges that Employer may amend any such policies and guidelines from time to time, and that Officer remains at all times bound by their most current version.

9. Property of Employer. Officer agrees that, upon the termination of Officer’s employment with Employer, Officer will immediately surrender to Employer all property, equipment, funds, lists, books, records and other materials of Employer or its controlled subsidiaries or affiliates in the possession of or provided to Officer, provided, however, Officer shall be entitled to retain individualized bound volumes of transaction documents in which Officer provided services.

10. Governing Law. This Agreement and all issues relating to the validity, interpretation and performance will be governed by and interpreted under the laws of the Commonwealth of Massachusetts.

11. Remedies. Officer acknowledges and agrees that in the course of Officer’s employment with Employer, Officer will be provided with access to Confidential Information, and will be provided with the opportunity to develop relationships with clients, prospective clients, employees and other agents of Employer, and Officer further acknowledges that such confidential information and relationships are extremely valuable assets of Employer in which Employer has invested and will continue to invest substantial time, effort and expense. Accordingly, Officer acknowledges and agrees that Employer’s remedies at law for a breach or threatened breach of any of the provisions of Section 7, 8 or 9 would be inadequate and, in recognition of this fact, Officer agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, Employer, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required to be paid or provided by Employer (other than any vested benefits under any retirement plan or as may otherwise be required by applicable law to be provided) and seek equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available; provided, however, that if it is subsequently determined in a final and binding arbitration or litigation that Officer did not breach any such provision, Employer will promptly pay any payments or provide any benefits, which Employer may have ceased to pay when originally due and payable, plus an additional amount equal to interest (calculated based on the applicable federal rate for the month in which such final determination is made) accrued on the applicable payment or the amount of the benefit, as applicable, beginning from the date such payment or benefit was originally due and payable through the day preceding the date on which such payment or benefit is ultimately paid hereunder.

12. Arbitration. Except for an action for injunctive relief as described in Section 11, any disputes or controversies arising under this Agreement will be settled by arbitration in Boston, Massachusetts in accordance with the rules of the American Arbitration Association relating to the arbitration of employment disputes. The determination and finding of such arbitrators will be final and binding on all parties and may be enforced, if necessary, in any court of competent jurisdiction.

13. D&O Policy/Indemnification. Employer agrees to maintain a Directors and Officers Liability Policy covering Officer to the fullest extent permitted by Delaware Law unless such policy increases in cost to an amount that is more than three times the amount that Employer pays as of the date of this Agreement. That certain Indemnification Agreement, dated as of December 5, 2008, by and between Officer and Employer remains in full force and effect.

14. Notices. Any notice or request required or permitted to be given to any party will be given in writing and, excepting personal delivery, will be given at the address set forth below or at such other address as such party may designate by written notice to the other party to this Agreement:

If to Employer:

National Mentor Holdings, Inc.

Vestar Capital Partners

245 Park Avenue, 41st Floor

New York, NY 10167

Attn: General Counsel

Telecopy: (212) 808-4922

Email: sdellarocca@VestarCapital.com

with a copy to:

National Mentor Holdings, Inc.

313 Congress Street

Boston, MA 02210

Attn: Chief Legal Officer

Telecopy: (617) 790-4271

Email: linda.derenzo@thementornetwork.com

If to the Officer:

To the most recent address on file with Employer for the Officer.

Each notice given in accordance with this Section will be deemed to have been given, if personally delivered, on the date personally delivered; if delivered by facsimile transmission or electronic mail, when sent and confirmation of receipt is received; or, if mailed, on the third day following the day on which it is deposited in the United States mail, certified or registered mail, return receipt requested, with postage prepaid, to the address last given in accordance with this Section.

15. Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and should not be construed or interpreted to restrict or modify any of the terms or provisions of this Agreement.

16. Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Agreement, such provision will be fully severable and this Agreement and each separate provision will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. In addition, in lieu of such illegal, invalid or unenforceable provision, there will be added automatically, as a part of this Agreement, a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and legal, valid and enforceable.

17. Binding Effect. This Agreement will be binding upon and shall inure to the benefit of each party and each party’s respective successors, heirs and legal representatives. This Agreement may not be assigned by Officer to any other person or entity but may be assigned by Employer to any wholly-owned subsidiary or affiliate of Employer or to any successor to or transferee of all, or any part, of the stock or assets of Employer.

18. Entire Agreement. Except as set forth in the immediately following sentence, this Agreement, embodies the entire agreement and understanding between the parties with respect to the subject matter contained herein and supersedes all prior agreements and understandings, whether written or oral, relating to their subject matter, unless expressly provided otherwise within such agreements, including but not limited to (a) that certain employment agreement entered into between Officer and National Mentor, Inc. dated September 7, 2004, (b) the 2006 Agreement and (c) the 2009 Agreement. Notwithstanding the foregoing, nothing in this Agreement shall release Officer from any liability for any breach of any confidentiality, restrictive covenant or intellectual property provisions of the foregoing agreements occurring prior to the Effective Date. No amendment or modification of this Agreement will be valid unless made in writing and signed by each of the parties and countersigned by Vestar Capital Partners V, L.P. No representations, inducements or agreements have been made to induce either Officer or Employer to enter into this Agreement which are not expressly set forth within this Agreement. Officer and Employer acknowledge and agree that Employer’s wholly-owned subsidiaries and affiliates are express third party beneficiaries of this Agreement.

19. Interpretation. The Employer will interpret, construe, and administer the Agreement in a manner that satisfies the requirements of (a) Code § 409A(a)(2), (3) and (4), (b) Treas. Reg. § 1.409A-1 et seq., and (c) other applicable authority issued by the Internal Revenue Service and the U.S. Department of the Treasury. In addition, the parties shall cooperate fully with one another to ensure compliance with Section 409A of the Code, including, without limitation, adopting amendments to arrangements subject to Section 409A.

20. No Guarantee of Tax Consequences. No person connected with this Agreement, including but not limited to the Employer, or its officers, directors, agents or employees, makes any representation, commitment or guarantee with respect to the Federal, state or local income, estate and/or gift tax treatment of any benefit paid hereunder including, without limitation, under Section 409A of the Code.

21. Counterparts. This Agreement may be executed (including by facsimile transmission) in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

22. Consent of Vestar Capital Partners V, L.P. By execution of this Agreement, Vestar Capital Partners V, L.P. hereby consents to and ratifies the 2009 Agreement and this Agreement.

23. Effective Date of Agreement. This Agreement shall become effective upon the Effective Date, but only if as of such date Executive is, and since December 16, 2013 continuously has been, employed by Employer. Notwithstanding any implication herein to the contrary, this Agreement shall automatically be null and void and shall automatically be of no force and effect, and no party hereto shall have any liability hereunder to any other party hereto, upon the termination of Executive’s employment prior to the Effective Date.

[Signatures on next page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on this 16th day of December, 2013.

EDWARD M. MURPHY	NATIONAL MENTOR HOLDINGS, INC.

	Name:	Bruce F. Nardella
	Title:	President and Chief Operating Officer

Agreed and Acknowledged solely with respect to Section 22:

VESTAR CAPITAL PARTNERS V, L.P.

By:	Vestar Associates V, L.P.
Its:	General Partner

By:	Vestar Managers V Ltd.
Its:	General Partner

By:
Name:
Title: